Exhibit 10.6

IMS HEALTH INCORPORATED

RETIREMENT EXCESS PLAN

As Amended and Restated Effective as of January 1, 2005

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3.5	Repayment of Benefits	18

3.6	Change in Control	19

SECTION 4	- DEATH BENEFITS	20

4.1	Death Prior to Benefit Payment	20

4.2	Death On or After Benefit Payment	21

SECTION 5	- PLAN ADMINISTRATOR	21

5.1	Duties and Authority	21

5.2	Presentation of Claims	22

5.3	Claims Denial Notification	22

5.4	Claims Review Procedure	23

5.5	Timing	23

5.6	Final Decision	24

5.7	Delayed Payments	24

SECTION 6	- MISCELLANEOUS	25

6.1	Amendment; Suspension	25

6.2	Termination	26

6.3	No Employment Rights	28

6.4	Unfunded Status	28

6.5	Arbitration	29

6.6	No Alienation	30

6.7	Withholding	30

6.8	Governing Law	30

6.9	Successors	31

6.10	Integration	31

Appendix A		33

Appendix B		34

Appendix C		35

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IMS HEALTH INCORPORATED

RETIREMENT EXCESS PLAN

As Amended and Restated Effective as of January 1, 2005

INTRODUCTION

Effective as of July 1, 1998, the IMS Health Incorporated Retirement Excess Plan (the “Plan”) was established to provide participating employees with retirement benefits in excess of those permitted to be paid under the IMS Health Incorporated Retirement Plan (the “Qualified Plan”) due to the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”) and the exclusion from the definition of compensation under the Qualified Plan of amounts deferred under any nonqualified deferred compensation plan. This document represents a complete restatement of the Plan effective as of January 1, 2005.  The provisions of this amendment and restatement of the Plan shall apply to Members of the Plan who have not retired or terminated employment with the Company as of January 1, 2005.  The rights to benefits, if any, of any former Member who retired or otherwise terminated employment before January 1, 2005, together with the amount of such benefits, shall continue to be governed by the provisions of the Plan in effect as of the date of such retirement or termination of employment. In addition, with respect to the Members identified on Appendix A to the Plan, the provisions of this amendment and restatement of the Plan shall apply to benefits they accrue under the Plan after December 31, 2004.  The rights to vested benefits they had accrued under the Plan as of December 31, 2004, together with the amount of such benefits and any elections with respect to such benefits in effect on

December 31, 2004, shall continue to be governed by the provisions of the Plan in effect as of December 31, 2004.

SECTION 1 - DEFINITIONS

1.1                                 “Affiliated Employer” shall mean an entity affiliated with the Company.

1.2                                 “Benefit Payment Date” shall mean the date on which a Member’s Retirement Benefit is paid to such Member in accordance with Section 3.2 or to such Member’s Designated Beneficiary in accordance with Section 4.1.

1.3                                 “Board” shall mean the Board of Directors of IMS Health Incorporated, except that any action authorized to be taken by the Board hereunder may also be taken by a duly authorized committee of the Board or its duly authorized delegees.

1.4                                 “Cause”  A Member shall not be deemed to have been terminated for “Cause” under this Plan unless such Member shall have been terminated for “Cause” under the terms of such Member’s employment agreement or change in control agreement with the Company, if any.  If no such employment agreement or change in control agreement containing a definition of “Cause” shall be in effect, for purposes of this Plan “Cause” shall mean a Member’s:

(a)                                  willful and continued failure to substantially perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness or Disability or any failure after the issuance of a notice of termination by the Member for Good Reason) which failure is demonstrably and materially damaging to the financial condition or reputation of the Company and/or its Affiliated Employers, and which failure continues more than 48 hours after a written demand for substantial performance is delivered to the Member by the Company, which demand specifically identifies the manner in which the Company believes that the Member has not substantially performed his or her duties; or

(b)                                 the willful engaging by the Member in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

No act, or failure to act, on the part of the Member shall be deemed “willful” unless done, or omitted to be done, by the Member not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

1.5                                 “Change in Control”  If a “Change in Control” shall have occurred or shall be deemed to have occurred under the terms of a Member’s Change in Control Agreement or employment agreement with the Company, if any, then a “Change in Control” shall be deemed to have occurred under this Plan.   Otherwise a “Change in Control” shall be deemed to have occurred if:

(a)                                  any “Person” as such term is used for purposes of  Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

(other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the “Beneficial Owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities;

(b)                                 during any period of 24 months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than (i) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 1.5(a), (c), or (d) hereof, (ii) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control, or (iii) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)                                  any transaction (or series of transactions) is consummated under which the Company is merged or consolidated with any other company, other than a merger or consolidation (i) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, and (ii) after which no Person holds 20% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity;

(d)                                 a sale or disposition by the Company of all or substantially all of the Company’s assets is consummated or the stockholders of the Company approve a plan of complete liquidation of the Company; or

(e)                                  the Board adopts a resolution to the effect that, for purposes of this Plan, a Change in Control has occurred.

1.6                                 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.7                                 “Committee” shall mean the the Human Resources Committee of the Board (the Compensation and Benefits Committee before January 1, 2007) or any successor thereto.

1.8                                 “Company” shall mean IMS Health Incorporated.

1.9                                 “Designated Beneficiary”  shall mean one or more persons, estates or other entities, designated in accordance with such procedures as may be specified by the Plan Administrator, that are entitled to receive benefits under the Plan upon the death of a Member and, in the absence of any such designation, the Member’s estate.

1.10                           “Disability” shall mean with respect to any Member, disability or disabled for purposes of the long-term disability plan of the Company or an Affiliated Employer pursuant to which long-term disability benefits are payable to such Member.

1.11                           “Effective Date” shall mean July 1, 1998.  The Effective Date of this amendment and restatement shall mean January 1, 2005.

1.12                           “ERISA”  shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.13                           “Good Reason”  If a Member shall have terminated employment for “Good Reason” under the terms of such Member’s Change in Control Agreement or employment agreement with the Company, if any, then such Member shall be deemed to have terminated employment for “Good

Reason” under this Plan.  Otherwise “Good Reason” shall mean, without the Member’s express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the date of termination specified in the notice of termination given in respect thereof:

(a)                                  the assignment to the Member of any duties inconsistent with the Member’s position in the Company, or an adverse alteration in the nature or status of the Member’s responsibilities or the conditions of the Member’s employment;

(b)                                 a reduction by the Company in the Member’s annual base salary, target bonus or perquisites except for across-the-board perquisite reductions similarly affecting all senior executives of the Company and all senior executives of any Person, as such term is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, in control of the Company;

(c)                                  the relocation of the principal place of the Member’s employment to a location more than 50 miles from the location of such place of employment; for this purpose, required travel on the Company’s business will not constitute a relocation so long as the extent of such travel is substantially consistent with the Member’s customary business travel obligations;

(d)                                 the failure by the Company to pay to the Member any portion of the Member’s compensation or to pay to the Member any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven days of the date such compensation is due;

(e)                                  the failure by the Company to continue in effect any material compensation or benefit plan in which the Member participated unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Member’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amounts of benefits provided and the level of the Member’s participation relative to other participants;

(f)                                    the failure of the Company to obtain a satisfactory agreement from any successor to the Company to fully assume the Company’s obligations and to perform under this Plan, as contemplated in Section 6.9 hereof;

(g)                                 with respect to any Member who is a party to an employment agreement or a Change in Control Agreement, any purported termination of such Member’s employment that is not effected pursuant to the notice provisions, if any, in such Member’s employment agreement or Change in Control Agreement.

1.14                           “Member” shall mean an employee of the Company or an Affiliated Employer who becomes a participant in the Plan pursuant to Section 2.

1.15                           “Plan” shall mean this IMS Health Incorporated Retirement Excess Plan, as embodied herein, and any amendments thereto.

1.16                           “Plan Administrator” shall mean the Company, except that any action authorized to be taken by the Plan Administrator hereunder may also be taken by any committee or person(s) duly authorized by the Board or the duly authorized delegees of such duly authorized committee or person(s).

1.17                           “Potential Change in Control”  If a “Potential Change in Control” shall have occurred or shall be deemed to have occurred under the terms of a Member’s Change in Control Agreement or employment agreement with the Company, if any, then a “Potential Change in Control” shall be deemed to have occurred under this Plan.  Otherwise a “Potential Change in Control” shall be deemed to have occurred if:

(a)                                  the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(b)                                 any Person (including the Company), as defined in Section 1.5(a) hereof, publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(c)                                  the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.

1.18                           “Qualified Plan”  shall mean the IMS Health Incorporated Retirement Plan, as the same may be amended from time to time.

1.19                           “Regulations”  shall mean proposed and final Treasury Regulations, as the same may be amended from time to time.

1.20                           “Retirement Benefit” shall mean the benefit described in Section 3.1(a) hereof.

1.21                           “Separation from Service”  shall mean termination of employment with the Company and any Affiliated Employer.  Whether a Member has had a Separation from Service shall be determined by the Plan Administrator on the basis of all relevant facts and circumstances and with reference to Regulations Section 1.409A-1(h).

1.22                           “Specified Employee”  shall mean an employee who satisfies the requirements for being designated a “key employee” under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year.

SECTION 2- PARTICIPATION

2.1                                 Commencement of Participation.  All participants in the Qualified Plan shall be Members in this Plan whenever their benefits under the Qualified Plan, as from time to time in effect, are reduced by reason of the limitations imposed by Sections 401(a)(17) and 415 of the Code or the exclusion from the definition of compensation under the Qualified Plan of amounts deferred under any nonqualified deferred compensation plan.

SECTION 3- AMOUNT AND FORM OF BENEFITS

3.1                                 Retirement Benefit

(a)                                  Retirement Benefit. The Company shall pay to each Member (or such Member’s Designated Beneficiary) a benefit equal to the excess of (i) over (ii), where:

(i)            equals the amount of the annual benefit that would be payable to the Member (or his or her Designated Beneficary) under the Qualified Plan if the limitations imposed by Sections 401(a)(17) and 415 of the Code and the exclusion from the definition of compensation under the Qualified Plan of amounts deferred under any nonqualified deferred compensation plan did not apply; and

(ii)           equals the sum of (A) the actual annual benefit payable to the Member (or his or her Designated Beneficiary) from the Qualified Plan and (B) the annual benefit payable to the Member (or his or her Designated Beneficiary) from the Pension Benefit Equalization Plan of The Dun & Bradstreet Corporation (as in effect on October 31, 1996), as determined by the Company in accordance with the methods and assumptions specified in Appendix B to this Plan.

For purposes of this Section 3.1, the annual benefit under the Qualified Plan shall be determined as a life annuity commencing on the Benefit Payment Date, calculated in accordance with the assumptions provided in the Qualified Plan for purposes of determining the accrued benefit thereunder with respect to Benefit Payment Dates occurring on or after the Member’s attainment of age 55 and the assumptions specified in Appendix B for Benefit Payment Dates occurring before the Member’s attainment of age 55.

Notwithstanding the foregoing, no benefits shall be payable hereunder unless the Member has a nonforfeitable right to benefits under the Qualified Plan.

3.2                                 Time and Form of Payment.

(a)                                  Until January 1, 2009, a Member’s Retirement Benefit shall be payable at the same time and in the same form as the Member’s benefits under the Qualified Plan; however, if a Member shall have made an election in accordance with Section 3.2(c) to receive his or her Retirement Benefit in the form of a lump sum, such Retirement Benefit shall be paid in a lump sum at the same time as the Member’s benefits under the Qualified Plan.

(b)                                 Effective January 1, 2009, a Member’s Retirement Benefit shall automatically be paid in the form of a lump sum in the payroll period next following the payroll period in which occurs the later of:  (i) the Member’s attainment of age 55; or (ii) the Member’s Separation from Service.

(c)                                  Notwithstanding Section 3.2(a), any lump sum election made in accordance with the terms of the Plan in effect prior to January 1, 2005 shall continue to be effective with respect to a Retirement Benefit or Deferred Vested Benefit payable before January 1, 2009. In addition, a Member (i) who accrues a Retirement Benefit with respect to periods prior to January 1, 2009, and (ii) to whom distributions have not commenced, shall be permitted to elect, on or before December 31, 2008, on forms to be provided by the Plan Administrator, whether payment of the Retirement Benefit to which such Member may become entitled shall be paid in a lump sum provided that with respect to an election made in  2005, 2006, 2007 or 2008, the election may apply only to Retirement Benefits that would not otherwise be payable in the calendar year in which the election is made and may not cause a Retirement Benefit to be paid in such calendar year that would not otherwise be payable in such calendar year.

(d)                                 The lump sum payment of a Member’s Retirement Benefit shall equal the present value of such benefit, and such present value shall be determined on the basis of:  (i) a discount rate equal to 85% of the average of the 15-year non-callable U.S. Treasury bond yields (or, in the event that 15-year non-callable U.S. Treasury bond yields are unavailable, such proxy for the same as the Plan Administrator may reasonably select) as of the close of business on the last business day of each of the three months immediately preceding the Benefit Payment Date, and (ii) the 1983 Group Annuity Mortality Table.

(e)                                  Anything in this Plan to the contrary notwithstanding, payment to any Specified Employee upon Separation from Service shall not be made before the date that is six months after the date of Separation from Service (or, if earlier, the date of death of such Specified Employee). Any payment due within such six-month period will be adjusted to reflect the deferred payment date by multiplying the payment by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365. The adjusted lump sum payment shall be made at the beginning of the seventh month following the Member’s Separation from Service.  The six-month delay in payment described herein shall not apply, however, to any payment made under the circumstances described in Section 3.2(f).

(f)            The preceding provisions of this Section 3.2 to the contrary notwithstanding, a payment to or on behalf of a Member shall be accelerated under each of the following circumstances:

(i)            if payment is required to be made to an individual other than the Member to fulfill a domestic relations order as defined in Section 414(p)(1)(B) of the Code;

(ii)           to the extent that payment is reasonably necessary to avoid the violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law as provided in Regulations Section 1.409A-3(j)(4)(iii); or

(iii)          if all or a portion of the Retirement Benefit payable to a Member  or Designated Beneficiary constitutes taxable income to such Member or Designated Beneficiary for any taxable year that is prior to the taxable year in which such Retirement Benefit is to be paid to such Member or Designated Beneficiary as a result of the Plan’s failure to comply with the requirements of Section 409A of the Code and the Regulations thereunder, the Retirement Benefit shall be immediately paid to such Member or Designated Beneficiary to the extent that such Retirement Benefit is required to be included in income.  As provided in Section 6.8, the

Company shall reimburse such Member or Designated Beneficiary on a fully grossed-up and after-tax basis for any tax penalty or interest payable in connection with such income inclusion (so that the recipient of such reimbursement is held economically harmless).

(g)                                 The provisions of this Section 3.2 to the contrary notwithstanding, a payment to a Member (or his or her Designated Beneficiary) may be delayed to a date after the designated Benefit Payment Date if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Member (or his or her Designated Beneficiary) and such delay is for reasons that are commercially reasonable, provided that payment is made as soon as payment is administratively practicable.  Any payment delayed pursuant to this Section 3.2(g) will be adjusted to reflect the deferred payment date by multiplying the payment by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365.

3.3           Nonpayment of Benefits.  Subject to Section 3.6 hereof, no benefits shall be paid to a Member or Designated Beneficiary if the Member has:

(a)                                  become a stockholder (unless such stock is listed on a national securities exchange or traded on a daily basis in the over-the-counter market and the Member’s ownership interest is not in excess of 2% of the company whose shares are being purchased), employee, officer, director or consultant of or to a company, or a member or an employee of or a consultant to a partnership or any other business or firm, which competes with any of the businesses identified in the Company’s Employee Protection Plan, or such Member accepts any form of compensation from such competing entity;

(b)                                 been discharged from employment with the Company or any Affiliated Employer for Cause;

(c)                                  failed to retain in confidence any and all confidential information concerning the Company or any Affiliated Employer and its respective business which was known or became known to the Member, except as otherwise required by law and except information (i) ascertainable or obtained from public information, (ii) received by the Member at any time after the Member’s Separation from Service, from a third party not employed by or otherwise affiliated with the Company or any Affiliated Employer, or (iii) which was or became known to the public by any means other than a breach of this Section 3.3; or

(d)                                 made disparaging comments about the Company or any Affiliated Employer in any communications, written or oral, with any individual, company, government body or agency or any other entity whatsoever.  For purposes hereof,  “disparage” shall mean any communication, including, but not limited to, any statements, actions or insinuations, made either directly or through a third party, that would tend to lessen the standing or stature of  the Company or any Affiliated Employer in the eyes of a customer, a prospective customer, a shareholder or a prospective shareholder.

3.4                                 Notification of Nonpayment of Benefits.  Subject to Section 3.6 hereof, in any case described in Section 3.3, the Member or Designated Beneficiary shall be given prior written notice that no benefits will be paid to such Member or Designated Beneficiary and shall be provided an opportunity to be heard prior to any such nonpayment of benefits.  Such written notice shall specify the particular act(s), or failures to act, and the basis on which the decision not to pay his or her benefits has been made.

3.5           Repayment of Benefits. Subject to Section 3.6 hereof, a Member who is paid his or her Retirement Benefit, shall receive such Retirement Benefit  subject to the condition that if such Member engages in any of the acts described in Section 3.3, then such Member shall, within 60 days after written notice by the Company specifying the particular act(s), or failures to act, and the basis on which the decision to recover such Retirement Benefit has been made, repay to the Company the entire amount of the Retirement Benefit previously paid to such Member.

 3.6                              Change in Control.

(a)                               Anything in this Plan to the contrary notwithstanding:

(i)                                     Any Member, whose employment with the Company or an Affiliated Employer is involuntarily terminated by the Company or an Affiliated Employer at or within two years following a Change in Control for a reason other than Cause or whose employment is voluntarily terminated by the Member with Good Reason at or within two years following a Change in Control shall be deemed to have a nonforfeitable right to his or her Retirement Benefit under this Plan and the time of payment of such Retirement Benefit under Section 3.2 shall be determined without regard to whether the Member has attained age 55.

(ii)                                  In the event of a Potential Change in Control or Change in Control, the Company shall, not later than 15 days thereafter, have established one or more so-called “rabbi” trusts and shall deposit therein cash in an amount sufficient to provide for full payment of all potential benefits payable under the Plan at or following a Change in Control; provided, however, that no such deposit shall be made if it would cause a violation of the funding limitations of Section 409A(b)(3) of the Code.  Such rabbi trust(s) shall be irrevocable and shall provide that the Company may not, directly or indirectly, use or recover any assets of the trust(s) until such time as all obligations which potentially could arise hereunder have been settled and paid in full, subject only to the claims of creditors of the Company in the event of insolvency or bankruptcy of the Company; provided, however, that if no Change in Control has occurred within two years after such Potential Change in Control, such rabbi trust(s) shall at the end of such two-year period become revocable and may thereafter be revoked by the Company.

(iii)          The provisions of Sections 3.3 through 3.5 shall be of no force or effect with respect to Members who have a Separation from Service for the reasons described in Section 3.6(a)(i) within a two-year period following a Change in Control.

SECTION 4- DEATH BENEFITS

 4.1                              Death Prior to Benefit Payment.  Until January 1, 2009, if a Member who is vested in his or her benefit under the Qualified Plan dies prior to his or Benefit Payment Date under this Plan, such Member’s Designated Beneficiary shall be paid the benefit provided in Section 3.1(a) in the same form and at the same time as provided under the Qualified Plan unless such Member shall have made a lump sum election as provided in Section 3.2(c) in which case such benefit shall be payable to the Member’s Designated Beneficiary in the form of a lump sum as provided in such election. From and after January 1, 2009, if a Member who is vested in his or her benefit under the Qualified Plan dies prior to his or her Benefit Payment Date under this Plan, such Member’s Designated Beneficiary shall be paid the benefit provided in Section 3.1(a) in the form of a lump sum.  The amount of any lump sum payment shall be determined using the actuarial assumptions set forth in Section 3.2(d). Payment of such benefit upon the death of a Member shall be made on the first day of the month next following the month in which the Member’s death occurs.

 4.2                              Death On or After Benefit Payment . No benefit shall be payable to the Designated Beneficiary of a Member whose Retirement Benefit was paid or commenced prior to his or her death except to the extent that such Retirement Benefit commenced to be paid prior to January 1, 2009 in the form of an annuity that included survivor benefits, in which case the survivor benefits shall be payable in accordance with such annuity.

SECTION 5 - PLAN ADMINISTRATOR

 5.1                              Duties and Authority.  The Plan Administrator shall be responsible for the administration of the Plan and may delegate to any management committee, employee, director or agent its responsibility to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion; provided, that such delegation shall be subject to revocation at any time at the Plan Administrator’s discretion.  The Plan Administrator shall have the sole discretion to determine all questions arising in connection with the Plan, to interpret the provisions of the Plan and to construe all of its terms, to adopt, amend, and rescind rules and regulations for the administration of the Plan, and generally to conduct and administer the Plan and to make all determinations in connection with the

Plan as may be necessary or advisable.  All such actions of the Plan Administrator shall be conclusive and binding upon all Members, Designated Beneficiaries and other persons.

 5.2                              Presentation of Claims.  Claims for benefits shall be filed in writing with the Plan Administrator.  Written or electronic notice of the disposition of a claim shall be furnished to the claimant within 90 days after the claim is filed (or within 180 days if special circumstances require an extension of time for processing the claim and if notice of such extension and circumstances is provided to the claimant within the initial 90-day period.)

 5.3                              Claims Denial Notification.  If a claim is wholly or partially denied, the Plan Administrator shall furnish to the claimant a written notice setting forth in a manner calculated to be understood by the claimant:

(a)                                  the specific reason(s) for denial;

(b)                                 specific reference(s) to pertinent Plan provisions on which any denial is based;

(c)                                  a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary;

(d)                                 an explanation of the Plan’s claims review procedures and the applicable time limits for such procedures; and

(e)                                  a statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

5.4                                 Claims Review Procedure.  Upon a denial, the claimant is entitled (either in person or by his duly authorized representative) to:

(a)                                  request a subsequent review of the claim by the Plan Administrator upon written application for review made to the Plan Administrator.  In the case of a denial as to which written notice of denial has been given to the claimant, any such request for review of the claim must be made within 60 days after receipt by the claimant of such notice.  A claimant must submit a written application for review before the claimant is permitted to bring a civil action for benefits;

(b)                                 review pertinent documents relating to the denial; and

(c)                                  submit written comments, documents, records and other information relating to the claim.

5.5                                 Timing.  The Plan Administrator shall make its decision and notify the claimant with respect to a claim not later than 60 days after receipt of the request.  Such 60-day period may be extended for another period of 60 days if the Plan Administrator finds that special circumstances require an extension of time for processing and notice of the extension and special circumstances is provided to the claimant within the initial 60-day period.

 5.6                              Final Decision.  The claim for review shall be given a full and fair review that takes into account all comments, documents, records and other information submitted that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The Plan Administrator shall provide the claimant with written or electronic notice of the decision in a manner calculated to be understood by the claimant.  The notice shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA, and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim.  A document is relevant to the claim if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.

 5.7                              Delayed Payments.  If the Plan Administrator shall approve the payment of a claim for benefits filed in accordance with the claims procedures set forth hereinabove, any payment delayed pending the resolution of such claim will be adjusted to reflect the deferred payment date by multiplying the payment by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365.

SECTION 6- MISCELLANEOUS

 6.1                             Amendment; Suspension.  The Board, may, in its sole discretion suspend or amend this Plan at any time or from time to time, in whole or in part and the Employee Benefits Committee of the Company may amend the Plan without the approval of the Board with respect to amendments that such Committee determines do not have a significant effect on the cost of the Plan; provided, however, that no such suspension or amendment of the Plan may (a) adversely affect a Member’s benefit under the Plan to which he or she has become entitled in accordance with the Plan as in effect on the date immediately preceding the date of such suspension or amendment, or (b) adversely affect a Member’s right or the right of a Designated Beneficiary to receive a benefit in accordance with the Plan as in effect on the date immediately preceding the date of such suspension or amendment, or (c) cause any payment that a Member or Designated Beneficiary is entitled to receive under this Plan to become subject to an income tax penalty or interest payable under Section 409A of the Code.

 6.2                              Termination This Plan may be terminated and lump sum distributions made to Members (or their Designated Beneficiaries) of their Retirement Benefits hereunder only in accordance with one of the following methods:

(a)                                  within twelve months of a dissolution of the Company taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1(A), provided that Members’ Retirement Benefits are included in their gross incomes in the latest of :  (i) the calendar year in which the Plan termination and liquidation occurs; or (ii) the first calendar year in which the payment is administratively practicable;

(b)                                 within the thirty days preceding or the twelve months following a change in control as defined in Regulations Section 1.409A-2(g)(4)(i), provided that all agreements, methods, programs, and other arrangements sponsored by the service recipient, as defined in Regulations Section 1.409A-1(g), immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Regulations Section 1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the change in control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within twelve months of the date the service recipient irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements, provided that the service recipient with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the service recipient that is primarily liable immediately after the transaction for the payment of the deferred compensation;

(c)                                  (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (ii) all arrangements sponsored by the Company that would be aggregated with any terminated arrangement under Regulations Section 1.409A-1(c) if the same Member participated in all of the arrangements are terminated; (iii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve months of the date the Company takes all necessary action to irrevocably terminate and liquidate the arrangements; (iv) all payments are made within twenty-four months of the date the Company takes all necessary action to irrevocably terminate and liquidate the arrangements; and (v) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Regulations Section 1.409A-1(c) if the same Member participated in both arrangements, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the arrangements; or

 (d)                              such other events and conditions as the Internal Revenue Service may prescribe.

Anything in this Section 6.2 to the contrary notwithstanding, no such termination of the Plan may (a) adversely affect a Member’s benefit under the Plan to which he or she has become entitled in accordance with the Plan as in effect on the date immediately preceding the date of such termination, or (b) adversely affect a Member’s right or the right of a Designated Beneficiary to receive a benefit in accordance with the Plan as in effect on the date immediately preceding the date of such termination, or (c) cause any payment that a Member or Designated Beneficiary is entitled to receive under this Plan to become subject to an income tax penalty or interest payable under Section 409A of the Code.

 6.3                              No Employment Rights.  Nothing contained herein will confer upon any Member the right to be retained in the service of the Company or any Affiliated Employer, nor will it interfere with the right of the Company or any Affiliated Employer to discharge or otherwise deal with Members with respect to matters of employment.

 6.4                              Unfunded Status.  Members shall have the status of general unsecured creditors of the Company, and this Plan constitutes a mere promise by the Company to make benefit payments at the time or times required hereunder. It is the intention of the Company that this Plan be unfunded for tax purposes and for purposes of Title I of ERISA and any trust created by the Company and any assets held by such trust to assist the Company in meeting its obligations under the Plan shall meet the requirements necessary to retain such unfunded status.

 6.5                              Arbitration.  Any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration in Fairfield, Connecticut in accordance with the rules of the American Arbitration Association in effect at the time of such arbitration.  The Company shall promptly pay or reimburse on a fully grossed-up and after-tax basis (so that the recipient of such reimbursement is held economically harmless) all reasonable costs and expenses (including fees and disbursements of counsel and pension experts) incurred by a Member or Designated Beneficiary to assert rights under this Plan for so long as such rights may exist or in any proceeding in connection therewith brought by a Member or Designated Beneficiary, whether or not such Member or Designated Beneficiary is ultimately successful in enforcing such rights or in such proceeding; provided, however, that no reimbursement shall be owed with respect to expenses relating to any unsuccessful assertion of rights or proceeding if and to the extent that such assertion or proceeding was initiated or maintained in bad faith or was frivolous as determined by the arbitrators or a court having jurisdiction over the matter.  The amount of expense eligible for reimbursement in any one taxable year of the Member or Designated Beneficiary shall not affect the amount of expense eligible for reimbursement in any other taxable year of the Member or Designated Beneficiary.  The reimbursement of expenses shall be made each calendar quarter and not later than the last day of the taxable year of the Member or Designated Beneficiary in which the expense was incurred.  The right to reimbursement of any expense under this Section 6.5 shall not be subject to liquidation or exchange for another benefit.

 6.6                              No Alienation.  Except as otherwise provided in Section 3.2(f)(i), a Member’s right to benefit payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of such Member or his or her Designated Beneficiary.

 6.7                              Withholding.  The Company may withhold from any benefit under the Plan an amount sufficient to satisfy its tax withholding obligations.

 6.8                              Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Connecticut applicable to contracts made and to be performed in such state to the extent not preempted by federal law. Anything in this Plan to the contrary notwithstanding, the terms of this Plan shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the Regulations thereunder so as not to subject any Member or Designated Beneficiary to the payment of any tax penalty or interest which may be imposed by Section 409A of the Code and the Company shall have no right to accelerate or make any payment under this Plan except to the extent such action would not subject any Member or Designated Beneficiary to the payment of any tax penalty or interest under Section 409A of the Code. If a Member or Designated Beneficiary becomes subject to any tax penalty or interest under Section 409A of the Code by reason of his or her participation in this Plan, the Company shall reimburse such Member or Designated Beneficiary, as the case may be, on a fully grossed-up and after-tax basis for any such tax penalty or interest (so that the recipient of such reimbursement is held economically harmless) ten business days prior to the date such tax penalty or interest is due and payable by such Member or Designated Beneficiary to the government.

 6.9                              Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations of the Company under this Plan in the same manner and to the same extent that the Company would have been required to perform such obligations if no such succession had taken place and such assumption shall be an express condition to the consummation of any such purchase, merger, consolidation or other transaction.

 6.10                        Integration.  In the event of any conflict or ambiguity between this Plan and the terms of any employment agreement between a Member and the Company or any Change in Control Agreement between a Member and the Company (this Plan and any such employment agreement or Change in Control Agreement being collectively referred to herein as the “arrangements”), such conflict or ambiguity shall be resolved in accordance with the terms of that arrangement which are most beneficial to the Member; provided, however, that no such resolution of any such conflict or ambiguity shall operate to cause the Member to receive duplicate payments or benefits under the arrangements.

IMS Health Incorporated

By:

Senior Vice President, Human Resources,
on behalf of the IMS Health Incorporated
Employee Benefits Committee

Date:

Appendix A

David R. Carlucci

Robert H. Steinfeld

David M. Thomas

Appendix B

The benefits payable from the Pension Benefit Equalization Plan of the Dun & Bradstreet Corporation (the “Excess Plan”) to Members of this Plan shall be determined as the benefit accrued by the Member under the Excess Plan as of December 31, 1996, calculated on the assumption that such benefit is payable monthly in the form of a single life annuity commencing on the first day of the month coincident with or next following the date the Member attains age 55 and computed on the basis of the mortality rates shown in Appendix C of this Plan and 6.75% interest.

APPENDIX C

MORTALITY RATES

Age	Participant	Beneficiary
25	.000581	.000470
26	.000610	.000497
27	.000644	.000526
28	.000681	.000557
29	.000720	.000591
30	.000763	.000629
31	.000811	.000669
32	.000866	.000714
33	.000923	.000762
34	.000988	.000814
35	.001059	.000873
36	.001136	.000936
37	.001223	.001077
38	.001318	.001084
39	.001423	.001168
40	.001539	.001261
41	.001682	.001369
42	.001869	.001497
43	.002097	.001647
44	.002364	.001815
45	.002670	.002005
46	.003011	.002216
47	.003388	.002449
48	.003797	.002705
49	.004241	.002983
50	.004717	.003289
51	.005216	.003594
52	.005746	.003926
53	.006310	.004288
54	.006907	.004683
55	.007538	.005112
56	.008206	.005588
57	.008916	.006123
58	.009679	.006729
59	.010510	.007415
60	.011426	.008190
61	.012449	.009063
62	.013608	.010042
63	.014928	.011131
64	.016449	.012338
65	.018207	.013671
66	.020245	.015129
67	.022388	.016662

Age	Participant	Beneficiary
68	.024559	.018359
69	.026871	.020335
70	.029559	.022766
71	.032952	.025919
72	.036762	.029529
73	.040907	.033496
74	.045427	.037808
75	.050298	.042428
76	.055809	.047551
77	.062080	.053217
78	.069068	.059419
79	.076746	.066162
80	.084955	.073330
81	.093582	.080901
82	.102603	.088868
83	.111984	.097236
84	.121754	.106074
85	.131910	.115436
86	.142522	.125403
87	.153693	.136075
88	.165518	.147557
89	.178093	.159954
90	.191529	.173397
91	.203702	.185997
92	.216646	.199614
93	.230478	.214387
94	.245331	.230463
95	.261353	.248008
96	.278704	.267202
97	.297562	.288242
98	.318124	.311344
99	.340598	.336741
100	.365204	.364688
101	.392179	.395460
102	.421772	.429358
103	.455805	.467222
104	.496440	.510917
105	.545840	.562310
106	.606167	.623265
107	.679585	.695646
108	.768255	.781319
109	.874340	.882150
110	.999999	.999999